 Exhibit (h)(14)(ii)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

Regarding

RULE 498A

And

FUND DISCLOSURE DOCUMENTS

Protective Life Insurance Company (the “Company”), BlackRock Variable Series Funds, Inc. and BlackRock Variable Series Funds II, Inc. (each, the “Fund”), each an open-end management investment company organized as a Maryland corporation, and BlackRock Investments, LLC (the “Underwriter”), entered into a certain participation agreement dated December 1, 2020 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of April 1, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of each Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstance.

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website;

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless each Fund prepares and provides the Fund Documents that are specified in the Rule; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, each Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a).       Fund Documents. Each Fund (and Underwriter) is (are) responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)	Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios.

(b).        Deadline for Providing, and Currentness of, Fund Documents. Each Fund and the Underwriter shall provide the Fund Documents specified in 1(a)(i), (ii), and (iii) above to the Company (or its designee) on a timely basis (to facilitate the required website posting) but no later than 5 days prior to May 1 of each year, and provide updated versions as necessary, to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts. Each Fund and the Underwriter shall provide the Shareholder Reports specified in 1(a)(iv) above within 60 days after the close of each of the Portfolio’s reporting periods (in accordance with Rule 30e-1 under the 1940 Act).

(c).        Format of Fund Documents. Each Fund and the Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs 1(c)(i) and (ii) above (in accordance with paragraph (h)(3) of Rule 498A).

(d).        Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that each Fund and Underwriter fulfill their obligations under this Amendment.

(e).        Use of Summary Prospectuses.

(i).          The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).         The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).         Website Hosting Fee (Expense Allocation). The Underwriter and/or each Fund shall bear the costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company. The annual cost of the hosting expenses will not be more than $600 per Portfolio.

Furthermore, the Company shall calculate the payment contemplated in this section (f) after the end of each calendar year and shall submit invoices with calculation details on an annual basis to each Fund and/or the Underwriter at GroupGFRInvoices@blackrock.com or such other electronic transmission address specified by each Fund and/or the Underwriter from time to time. Invoices shall be accurate in all material respects. Invoices shall only cover time periods prior to termination of the Agreement.

Review and Renegotiation. From time to time, the Parties shall review the Website Hosting Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of posting, maintaining, and managing the Fund Documents on the website hosted by the Company. The Parties agree to negotiate in good faith any change to the Website Hosting Fee proposed by a Party, subject to the cap stated above.

2.	Content of Fund Documents. Each Fund and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Fund and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).        Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

            (b).        Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.            Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a).         As the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Company requests for paper copies shall be fulfilled reasonably promptly, but in no event more than 30 business days after the request from the Company is received by either the Fund or the Underwriter.

(b).        Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution;

(c).        The Fund and/or the Underwriter shall reimburse the Company for the costs of mailing the Fund Documents to Contract Owners in accordance with the Fund Participation Agreement. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting Fee specified above.

4.	Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Fund shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than [30] calendar days after the close of each Portfolio’s fiscal year:

(a).        the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b).         the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6)), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Fund); and

(c).         the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6)).

5.	Construction of this Amendment; Participation Agreement.

(a).         This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).         To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a).         termination of the Participation Agreement; or

(b).         60 days written notice from any Party to the other Parties.

7.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By: /s/ Steve Cramer

Print Name: Steve Cramer

Title: Chief Product Officer - Retirement Division

Each Fund:

BLACKROCK VARIABLE SERIES FUNDS, INC.

By: /s/ Charles C.S. Park

Print Name: Charles C.S. Park

Title: Managing Director

BLACKROCK VARIABLE SERIES FUNDS II, INC.

By: /s/ Charles C.S. Park

Print Name: Charles C.S. Park

Title: Managing Director

Underwriter:

BLACKROCK INVESTMENTS, INC.

By: /s/ Anne Ackerley

Print Name: Anne Ackerley

Title: Managing Director